Exhibit 10.1

OFFICE LEASE

LANDLORD:

5005 MCCONNELL AVENUE, LLC,

a Delaware limited liability company

TENANT:

ARMATA PHARMACEUTICALS, INC.,

a Washington corporation

TABLE OF CONTENTS

Page

1.	Premises	1
2.	Term	1
3.	Rent	2
4.	Operating Expenses; Real Property Taxes and Assessments; Insurance Costs and Utilities Costs	2
5.	Security Deposit; Letter of Credit	4
6.	Use	6
7.	Payments and Notices	8
8.	Brokers	8
9.	Surrender; Holding Over	8
10.	Taxes on Tenant's Property	8
11.	Condition of Premises; Repairs	8
12.	Alterations	9
13.	Liens	10
14.	Assignment and Subletting	10
15.	Entry by Landlord	11
16.	Utilities and Services	11
17.	Indemnification and Exculpation	12
18.	Damage or Destruction	12
19.	Eminent Domain	13
20.	Tenant's Insurance	13
21.	Landlord's Insurance	14
22.	Waiver of Subrogation	14
23.	Tenant's Default and Landlord's Remedies	14
24.	Landlord's Default	16
25.	Subordination	16
26.	Estoppel Certificate	17
27.	Intentionally Deleted	17
28.	Intentionally Omitted	17
29.	Quiet Enjoyment	17
30.	Transfer of Landlord's Interest	17
31.	Limitation on Liability	17
32.	Miscellaneous	17
33.	Lease Execution	18
34.	California Accessibility Disclosure	19

EXHIBITS

EXHIBIT "A"	Site Plan of Project
EXHIBIT "B"	Intentionally Deleted
EXHIBIT "C-1"	Work Letter Agreement – Landlord’s Work
EXHIBIT "C-2"	Work Letter Agreement – Tenant Improvements
EXHIBIT "D"	Sample Form of Notice of Lease Term Dates
EXHIBIT "E"	Rules and Regulations
EXHIBIT "F"	Sample Form of Tenant Estoppel Certificate
EXHIBIT "G"	Permitted Hazardous Materials

RIDERS

No. 1	Extension Option Rider
No. 2	Fair Market Rental Rate Rider
No. 3	Intentionally Deleted
No. 4	Intentionally Deleted
No. 5	Options In General Rider

(i)

Abated Amount	2
Abatement Event	15
Abatement Period	2
Actual Statement	3
Additional L-C Amount	6
Allowance	Exhibit C-2
Allowance Deadline	Exhibit C-2
Annual Report	6
Bank	6
Brokers	2
Building	1
business	23
business day	10
CC&R's	3
Commencement Date	1
days	23
Draw Request	Exhibit C
Eligibility Period	15
Estimate Statement	3
Evidence of Completion and Payment	Exhibit C
Extension Notice	Rider 1
Extension Option	Rider 1
Exterior Signs	9
fair market rental rate	Rider 2
Final Plans	Exhibit C-2
GAAP	6
Hazardous Materials	7
Hazardous Materials Laws	8
HVAC	11
Indemnified Claims	15
Initial L-C Amount	6
Insurance Costs	3
Interest Rate	2
Landlord	1
Landlord Parties	9
Landlord’s Work	Exhibit C-1
Landlord's Representative	Exhibit C-1
L-C	6
Lease	1
Monthly Basic Rent	1
Operating Expenses	2
Option	Rider 5
Option Term	Rider 1
Outside Agreement Date	Rider 2
Parking Charges	7
Partial Rent Abatement Period	2
Permitted Hazardous Materials	8
Permitted Transfer	13
Permitted Use	2
Pre-Approved Change	11
Premises	1
Project	1
punch-list	Exhibit C-1
Real Property Taxes and Assessments	3
rent	2
Rules and Regulations	7
Security Deposit	2
Site	1
Space Planning Allowance	Exhibit C-2
Space Plans	Exhibit C-2
Standards	Exhibit C-1
substantially completed	Exhibit C-1
Summary	1
Tangible Net Worth	6
Tenant	1
Tenant Changes	11
Tenant Improvement Work	Exhibit C-2
Tenant Improvements	Exhibit C-2
Tenant Parties	8
Tenant Party	8
Tenant's Permits	8
Tenant's Representative	Exhibit C-1
Tenant's Review Period	Rider 2
Tenant's Work	Exhibit C-2
Term	1
Test Fit Plans	Exhibit C-2
Transfer	13
Transfer Notice	13
Transferee	13
Utilities Costs	3
Work Cost Estimate	Exhibit C-2
Work Cost Statement	Exhibit C-2
Work Schedule	Exhibit C-2
worth at the time of award	20

SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS

This SUMMARY OF BASIC LEASE INFORMATION AND DEFINITIONS ("Summary") is hereby incorporated into and made a part of the attached Office Lease which pertains to the Building described in Section 1.4 below. All references in the Lease to the "Lease" shall include this Summary. All references in the Lease to any term defined in this Summary shall have the meaning set forth in this Summary for such term. Any initially capitalized terms used in this Summary and any initially capitalized terms in the Lease which are not otherwise defined in this Summary shall have the meaning given to such terms in the Lease. If there is any inconsistency between the Summary and the Lease, the provisions of the Lease shall control.

1.1	Landlord's Address: 5005 MCCONNELL AVENUE, LLC

c/o Montana Avenue Capital Partners

11100 Santa Monica Blvd., Suite 270

Los Angeles, CA 90025

Attn: Jeremy Rogers

Telephone: (310) 453-9210

1.2	Tenant's Address: Prior to Commencement Date:

ARMATA PHARMACEUTICALS, INC.

4503 Glencoe Avenue

Los Angeles (Marina Del Rey), CA 90292

Attn: Steve Martin

Telephone: (858) 449-7006

email: smartin@armatapharma.com

After Commencement Date:

To the Premises Attn: Steve Martin

Telephone: (858) 449-7006

email: smartin@armatapharma.com

1.3            Site; Project: The "Site" consists of the parcel(s) of real property located at 5005 McConnell Avenue, City of Los Angeles, County of Los Angeles, State of California, as shown on the site plan attached hereto as Exhibit "A" as such area may be expanded or reduced from time to time. The "Project" includes the Site and all buildings, improvements and facilities, now or subsequently located on the Site from time to time, including, without limitation, the Building currently located on the Site, as depicted on the site plan attached hereto as Exhibit "A". The aggregate rentable square feet of the Building located within the Project contains approximately 56,300 rentable square feet.

1.4            Building: That certain office building located on the Site, containing approximately 56,300 rentable square feet, the address of which is 5005 McConnell Avenue, Los Angeles, California.

1.5            Premises: The entirety of the Building, Site, and Project, which contains approximately 56,300 rentable square feet of floor area as generally shown on Exhibit "A" attached hereto.

1.6            Term: One hundred ninety-two (192) months.

1.7            Commencement Date: May 1, 2022.

1.8            Monthly Basic Rent: Upon the commencement of the Term of this Lease, and on the first day of each month thereafter during the Term of this Lease, Tenant shall pay to Landlord, in advance as Monthly Basic Rent for the Premises the following monthly payments:

Months	Approximate Monthly Basic Rent per Rentable Square Foot	Monthly Basic Rent
1* – 12	$4.20	$236,460.00	**
13 – 24	$4.33	$243,553.80	**
25 – 36	$4.46	$250,860.41
37 – 48	$4.59	$258,386.23
49 – 60	$4.73	$266,137.81
61 – 72	$4.87	$274,121.95
73 – 84	$5.02	$282,345.61
85 – 96	$5.17	$290,815.97
97 – 108	$5.32	$299,540.45
109 – 120	$5.48	$308,526.67
121 – 132	$5.64	$317,782.47
133 – 144	$5.81	$327,315.94
145 – 156	$5.99	$337,135.42
157 – 168	$6.17	$347,249.48
169 – 180	$6.35	$357,666.97
181 – 192	$6.54	$368,396.97

*	including any partial month at the beginning of the Term if the Commencement Date does not occur on the first day of a calendar month.

**	Tenant's obligation to pay (i) Monthly Basic Rent on the entire Premises shall be conditionally abated for the second (2nd) through thirteenth (13th) full calendar months of the Term (the "Total Abatement Period") and (ii) a portion of Monthly Basic Rent (attributable to 15,134 RSF of the Premises) shall be conditionally abated for the fourteenth (14th) through twenty-fourth (24th) full calendar months of the Term, inclusive (the "Partial Rent Abatement Period"), all in accordance with Section 3.3 below.

1.9	Tenant's Percentage: 100%.

1.10	Intentionally Deleted.

1.11	Intentionally Deleted.

1.12	Security Deposit: $541,294.17, subject to the terms of Section 5.1.

1.13         Permitted Use: General office and biotechnology lab use, and any other use permitted by applicable law.

1.14	Brokers: CBRE, Inc. representing Landlord. Stream Realty representing Tenant.

1.15         Interest Rate: The lesser of: (a) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its "prime rate" or "reference rate", plus six percent (6%); or (b) the maximum rate permitted by law.

1.16         Tenant Improvements: The tenant improvements installed or to be installed in the Premises as described in the Work Letter Agreement attached hereto as Exhibit "C-2".

1.17         Landlord’s Work: The improvements installed or to be installed in the Premises as described in the Work Letter Agreement attached hereto as Exhibit "C-1".

1.18         Parking: All of the parking spaces located at the Project, which for purposes of this Lease is agreed to be one hundred twenty (120) parking spaces.

1.19         Letter of Credit: Within fifteen (15) days following Lease execution and delivery of Security Deposit, Tenant to provide letter of credit as provided in Section 5.2 below in an amount equal to $1,000,000.00, followed by an additional letter of credit in the amount of $4,000,000.00 to be provided no later than February 1, 2022 as provided in Section 5.2, subject to reduction as provided in Section 5.2.

OFFICIAL LEASE

This OFFICE LEASE, which includes the preceding Summary of Basic Lease Information and Definitions attached hereto and incorporated herein by this reference (“Lease”), is made as of the 28th day of October 2021 (the “Effective Date”), by and between 5005 MCCONNELL AVENUE, LLC, a Delaware limited liability company (“Landlord”), and ARMATA PHARMACEUTICALS, INC., a Washington corporation (“Tenant”).

1.            Premises.

1.1.         Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Section 1.5 of the Summary above, improved or to be improved with Landlord’s Work. Such lease is upon, and subject to, the terms covenants and conditions herein set forth and each party covenants, as a material part of the consideration for this Lease, to keep and perform their respective obligations under this Lease.

1.1.         Warranties.

(a)	As of the Commencement Date of this Lease, Landlord represents that the Premises, Building, Site, and Project are in compliance with all laws, ordinances, orders, rules and regulations of the federal, state, county and/or municipal governments or other duly constituted public authority affecting the Building and the Premises, including, without limitation, the American with Disabilities Act of 1960 (the “ADA”), to the extent such laws, ordinances, orders, rules and regulations (including the ADA) are applicable and mandatory and are not voluntary; provided, however, Landlord shall have no liability hereunder for (i) any breach of the foregoing warranty caused by Tenant's specific use of the Premises, (ii) any breach of the foregoing warranty caused by any Tenant Changes performed by or on behalf of Tenant within the Premises (including, without limitation, any Tenant Improvements), and/or (iii) repairs or replacements necessitated by the acts or omissions of Tenant and/or of any Tenant Parties (as defined herein); and provided further that as Tenant's sole remedy for Landlord's breach of the foregoing warranty, Tenant shall have the right to cause Landlord to cure such non-compliant condition to the extent required by such laws, ordinances, orders, rules and regulations (including the ADA)(subject to the limitations set forth herein).

(b)	Landlord shall deliver the Premises to Tenant in broom-clean condition and free of debris, with the existing Building-standard mechanical, electrical, and plumbing systems (collectively, the "Operating Systems") in good condition and working order. If a non-compliance with such warranty exists as of the Commencement Date, or if one of such Operating Systems or elements should malfunction or fail within the warranty period below, as Tenant's sole remedy for Landlord's breach of this warranty, Landlord shall, as Landlord's sole obligation, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, malfunction, or failure, repair same at Landlord's expense; provided, however, Landlord shall have no liability hereunder for (i) any breach of the foregoing warranty caused by any Tenant Changes performed by or on behalf of Tenant within the Premises (including, without limitation, any Tenant Improvements) and/or (ii) repairs or replacements necessitated by the acts or omissions of Tenant and/or of any Tenant Parties. The warranty period shall be twelve (12) months after the Commencement Date.

(c)	Landlord represents and warrants that the Premises are not subject to any rights of first refusal, rights of first offer, options, or other preferential rights to lease, occupy, license, or purchase.

2.            Term.

2.1.         Term; Notice of Lease Dates. The Term of this Lease shall be for the period designated in Section 1.6 of the Summary commencing on the Commencement Date and ending on the expiration of such period, unless the Term is sooner terminated or extended as provided in this Lease. Notwithstanding the foregoing, if the Commencement Date falls on any day other than the first day of a calendar month then the term of this Lease will be measured from the first day of the month following the month in which the Commencement Date occurs. Within ten (10) days after Landlord's written request, Tenant shall execute a written confirmation of the Commencement Date and expiration date of the Term in the form of the Notice of Lease Term Dates attached hereto as Exhibit "D". The Notice of Lease Term Dates shall be binding upon Tenant unless Tenant objects thereto in writing within such ten (10) day period.

2.2.         Intentionally Omitted.

2.3.         Early Occupancy. Tenant shall have the right to occupy the Premises at any time following the Effective Date, with such early occupancy being subject to all of the terms and conditions of this Lease, except that Tenant will not be obligated to pay Monthly Basic Rent or any additional rent during the period of such early occupancy. Tenant agrees to cooperate with Landlord during the period of any such early occupancy so as not to interfere with Landlord in the completion of Landlord's Work.

3.	Rent.

3.1.          Basic Rent. Tenant agrees to pay Landlord, as basic rent for the Premises, the Monthly Basic Rent in the amounts designated in Section 1.8 of the Summary. The Monthly Basic Rent shall be paid by Tenant in monthly installments in advance on the first day of each and every calendar month during the Term, without demand, notice, deduction or offset, except as expressly set forth herein, and except that the first full month's Monthly Basic Rent shall be paid upon Tenant's execution and delivery of this Lease to Landlord. Monthly Basic Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

3.2.          Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Monthly Basic Rent shall be considered additional rent for the purposes of this Lease, and the word "rent" in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Monthly Basic Rent is referenced. The Monthly Basic Rent and additional rent shall be paid to Landlord as provided in Section 7, without any prior demand therefor and without any deduction or offset whatever, except as expressly set forth herein, in lawful money of the United States of America.

3.3.          Abatement. Notwithstanding anything in this Lease to the contrary, provided Tenant is not in default under this Lease beyond applicable notice and cure periods, Landlord hereby agrees to abate (i) Tenant's obligation to pay all of the Monthly Basic Rent and the Parking Charges (as defined in Section 6.2(b) below) during the Total Abatement Period described in Section 1.8 of the Summary (such total amount of abated Monthly Basic Rent and Parking Charges being hereinafter referred to as the "Total Abated Amount") and (ii) Tenant's obligation to pay Monthly Basic Rent attributable to 15,134 rentable square feet of the Premises (i.e., $65,469.68 of the amount otherwise due) during the Partial Rent Abatement Period described in Section 1.8 of the Summary (such total amount of abated Monthly Basic Rent being hereinafter referred to as the "Partial Abated Amount,” and, collectively with the Total Abated Amount, the “Abated Amount”). During the Total Abatement Period, Tenant will still be responsible for the payment of all other monetary obligations under this Lease. During the Partial Rent Abatement Period, Tenant will still be responsible for the payment of Monthly Basic Rent attributable to the remaining 41,166 rentable square feet of the Premises (i.e., $178,084.12) and all other monetary obligations under this Lease. For the avoidance of doubt, the Total Abated Amount for months 2-13 of the Term equals $2,837,520.00 and the Partial Abated Amount for months 14-24 equals $720,166.48 for a total Abated Amount of $3,557,686.48. Tenant acknowledges that any material monetary or non-monetary default by Tenant under this Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain; therefore, should Tenant at any time during the Term be in material monetary or non-monetary default under this Lease beyond applicable notice and cure periods, resulting in Landlord’s election to terminate this Lease, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the last one hundred sixty-eight (168) full calendar months of the initial Term of this Lease) so conditionally excused shall become immediately due and payable by Tenant to Landlord and any remaining Abated Amount shall no longer be available to Tenant as a rent credit from the date of such default. Tenant acknowledges and agrees that nothing in this Section 3.3 is intended to limit any other remedies available to Landlord at law or in equity under applicable law in the event Tenant defaults under this Lease.

4.	Operating Expenses; Real Property Taxes and Assessments; Insurance Costs and Utilities Costs.

4.1.          Definitions; Tenant's Rights. During the Term of this Lease, Tenant shall have the exclusive right to use, subject to the Rules and Regulations referred to in Section 6.1 below, the entirety of the Project.

4.2.          Landlord's Reserved Rights. Landlord reserves the right from time to time to do any of the following, as long as such acts do not unreasonably interfere with Tenant's use of or access to the Premises:

(a)	make any changes, additions, improvements, repairs or replacements in or to the Project, the Site, and/or the Building and the fixtures and equipment thereof which are required by this Lease or applicable law, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, easements and, subject to Section 6.2, parking spaces and parking areas.

4.3.          Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs. In addition to Monthly Basic Rent, during each month during the Term of this Lease, Tenant shall pay to Landlord Tenant's Percentage of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs for such calendar year, in the manner and at the times set forth in the following provisions of this Section 4.

4.4.          Definition of Operating Expenses. As used in this Lease, the term "Operating Expenses" shall consist of all costs and expenses of operation, maintenance and repair of the Building, together with all costs and expenses of operation and maintenance of the Site, calculated in accordance with sound real estate management and accounting practices, consistently applied. Operating Expenses include the following costs by way of illustration but not limitation:

(a)	any and all assessments imposed with respect to the Building and/or Site to any governing association or pursuant to any covenants, conditions and restrictions affecting the Site or Building ("CC&R's");

(b)	costs incurred in the management of the Site and Building, including, without limitation, a management/administrative fee not to exceed four percent (4%) of the annual gross receipts of the Building;

(c)	amortization on a straight-line basis over the useful life together with interest at the Interest Rate (as defined in Section 1.15 of the Summary of this Lease) on the unamortized balance of all costs of a capital nature: (1) reasonably intended to produce a reduction in operating charges or energy consumption; or (2) required after the date of this Lease under any governmental law or regulation that was not applicable to the Building at the time it was originally constructed;

(d)	personal property taxes levied on or attributable to personal property used in connection with the Building and/or the Site.

Operating Expenses shall not include Real Property Taxes and Assessments, Insurance Costs or Utilities Costs which shall be separately accounted for.

4.5.          Definition of Real Property Taxes and Assessments. All Real Property Taxes and Assessments shall be adjusted to reflect an assumption that the Building is fully assessed for real property tax purposes as a completed building(s) ready for occupancy. As used in this Lease, the term "Real Property Taxes and Assessments" shall mean: any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which is actually assessed against the Building or the Site. Notwithstanding the foregoing provisions of this Section 4.5 above to the contrary, "Real Property Taxes and Assessments" shall not include Landlord's federal or state income, franchise, inheritance or estate taxes; gift taxes; excess profit taxes; or similar taxes on Landlord's business or any taxes computed upon the basis of the income of Landlord. Any refunds for Real Property Taxes and Assessments shall be deducted therefrom in the calendar year to which the refund is applicable, regardless of when such refund is received, and this obligation (and the obligation to refund Tenant such amount) shall survive the expiration or earlier termination of the Lease.

4.6.          Definition of Insurance Costs. As used in this Lease, "Insurance Costs" shall mean the cost of insurance obtained by Landlord pursuant to Section 21 (including self-insured amounts and deductibles) for the Building and the Site.

4.7.          Definition of Utilities Costs. As used in this Lease, "Utilities Costs" shall mean all actual charges for utilities for the Building, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning and other utilities as well as related fees, assessments and surcharges. Notwithstanding anything to the contrary contained herein, whenever possible, Tenant shall contract directly for Utilities Costs, pay such Utilities Costs directly to the various utility service providers providing such utility services to the Premises, and Landlord shall have no right to invoice Tenant therefor. Further notwithstanding anything to the contrary contained herein, Landlord shall not charge Tenant any additional costs for after-hours HVAC usage.

4.8.          Estimate Statement. By the first day of April of each calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement ("Estimate Statement") estimating the Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs (if applicable) for the current calendar year. Landlord shall have the right no more than once in any calendar year to deliver a revised Estimate Statement for such calendar year if Landlord determines that the Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs are greater than those set forth in the original Estimate Statement for such calendar year. The Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be paid on a monthly basis, concurrently with the regular monthly rent payment.

4.9.         Actual Statement. By the first day of April of each succeeding calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement ("Actual Statement") of the actual Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs (if applicable) for the immediately preceding calendar year. If the Actual Statement reveals that Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and/or Utilities Costs were over-stated or under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 4.8 above, then within thirty (30) days after delivery of the Actual Statement, Tenant shall pay to Landlord the amount of any such under-payment, or, Landlord shall credit Tenant against the next monthly rent falling due, the amount of such over-payment (or pay such amount directly to Tenant if this Lease has terminated), as the case may be. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease.

4.10.        No Release. Any delay or failure by Landlord in delivering any Estimate or Actual Statement pursuant to this Section 4 shall not constitute a waiver of its right to receive Tenant's payment of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs, nor shall it relieve Tenant of its obligations to pay Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs pursuant to this Section 4, except that Tenant shall not be obligated to make any payments based on such Estimate or Actual Statement until ten (10) business days after receipt of such statement.

4.11.        Exclusions from Operating Expenses, Real Property Taxes and Assessments, Insurance Costs and Utilities Costs. Notwithstanding anything to the contrary contained elsewhere in this Section 4, the following items shall be excluded from Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs, as applicable:

(a)	Any charge for depreciation of the Building or equipment and any interest or other financing charge;

(b)	Any charge for Landlord's income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord's business;

(c)	The cost of correcting defects in the construction of the Building or in the building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purpose of this category;

(d)	To the extent Landlord is reimbursed by third parties (or would have been reimbursed if Landlord had carried the insurance required by this Lease), the cost of repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building;

(e)	The cost of any items for which Landlord is reimbursed by insurance, condemnation proceeds, a warranty, or otherwise compensated by third parties;

(f)	Any operating expense representing an amount paid to a related or affiliated corporation, entity, or person which is in excess of the amount which would be paid in the absence of such relationship;

(g)	Ground rent or similar payments to a ground lessor;

(h)	Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the negligence or willful misconduct of Landlord or Landlord’s breach of this Lease or other agreement, including, without limitation, any amounts to any person seeking recovery for negligence or other torts, and damages and repairs necessitated by the negligence or willful misconduct of Landlord or Landlord’s employees, contractors, or agents;

(i)	Costs arising from the presence of any Hazardous Materials within, upon or beneath the Project by reason of Landlord's introduction thereof to the Project in violation of Environmental Law applicable as of such introduction;

(j)	Costs for sculpture, paintings or other objects of art in the Building, except ordinary maintenance of any currently existing such items which costs do not exceed those typically incurred in other similar first class office buildings in Westside area of Los Angeles (“Comparable Buildings”);

(k)	Salaries, wages, reimbursable expenses, benefits, and other compensation of management personnel to the extent that such persons provide services to properties other than the Building or any personnel above the grade of Building manager;

(l)	All costs for which Tenant is being charged other than pursuant to this Section 4;

(m)	The cost of the design, construction, renovation, redecorating or other preparation of tenant improvements for Tenant or other tenants of the Project (if any), including, without limitation, design fees for space planning and third-party fees and charges, permit, license and inspection fees, and allowances therefor;

(n)	Real estate brokerage and leasing commissions and fees;

(o)	Advertising and promotional expenses incurred for marketing the Project;

(p)	Expenditures that would be required to be treated as capital improvements and replacements under generally accepted accounting principles, except to the extent otherwise specifically included as Operating Expenses in Section 4.4(c) above;

(q)	Landlord’s general corporate overhead, including without limitation, the cost of Landlord’s general corporate accounting and the cost of preparation of Landlord’s income tax or information return;

(r)	Costs arising from Landlord’s charitable or political contributions and real estate association dues and licensing fees;

(s)	Taxes, penalties, and interest incurred as a result of Landlord’s negligence, inability, failure, or unwillingness to make payments and/or to file any tax or information returns when due;

(t)	Reserves of any kind;

(u)	Rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost;

(v)	Deductibles for earthquake insurance;

(w)	Costs to upgrade the Building or Project so as to cure any non-compliance with applicable law (including the ADA) that exists as of the Commencement Date;

(x)	Any gifts provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants, and agents;

(y)	Any costs recovered by Landlord to the extent such cost recovery allows Landlord to recover more than 100% of Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, or Utilities Costs, or which would duplicate or otherwise result in double reimbursement to Landlord for a single expenditure made by Landlord; and

(z)	Any other costs expressly excluded from Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, or Utilities Costs elsewhere in this Lease.

4.12.        Audit. Landlord shall maintain all books and records related to Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, and Utilities Costs in accordance with sound real estate management and accounting principles, consistently applied. At any time within three (3) months after receipt of an Actual Statement, Tenant shall have the right to have an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and working on a non-contingency fee basis) inspect Landlord’s books and records at Landlord’s offices. Such inspection shall (a) take place at the offices of Landlord in Southern California where its books and records are located at a mutually convenient time during Landlord's regular business hours, upon thirty (30) days advance written notice to Landlord and (b) not be conducted more than once in any calendar year, nor conducted more than once for a calendar year. Tenant agrees to keep the results of the audit confidential (other than disclosing same to its employees, agents, accountants, attorneys and contractors) and will use its reasonable efforts to cause its agents, employees, accountants, attorneys and contractors to keep such results confidential. If after such inspection, Tenant disputes the Actual Statement, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant who has not represented Landlord or Tenant or any of their affiliates in the preceding five (5) years (the “Accountant”), selected by Landlord and subject to Tenant’s reasonable approval, and such determination by the Accountant (a “Certification”) shall be binding on Landlord and Tenant. Tenant agrees to pay the cost of such audit; provided, however, if Tenant’s audit (if no Certification is performed) or the Certification (if applicable) shows that Tenant was overcharged in the Actual Statement by more than five percent (5%), then the actual and reasonable out of pocket cost of Tenant’s audit and the Accountant shall be paid for by Landlord.

5.	Security Deposit; Letter of Credit.

5.1.          Security Deposit. Concurrently with the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit designated in Section 1.12 of the Summary. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. If Tenant defaults with respect to any of its obligations under this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within two (2) weeks following the expiration of the Lease term, provided that Landlord may retain the Security Deposit until such time as Tenant's obligations under this Lease have been completely fulfilled. If Landlord sells its interest in the Building during the Term and if Landlord deposits with the purchaser the Security Deposit (or balance thereof), then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit. To the extent that Tenant, as of the date of application, (i) is not in default under this Lease (beyond the applicable notice and cure period set forth in this Lease) and (ii) demonstrates either (A) a Tangible Net Worth (as defined below) in excess of $100,000,000.00, or (B) if Tenant is a public company whose stock is publicly held and traded through a national stock exchange with an enterprise value of in excess of $250,000,000, then Landlord shall apply Tenant’s Security Deposit to Base Rent next coming due commencing as of the first day of month 61 of the Lease Term until the Security Deposit has been applied in full.

5.2.	Letter of Credit.

(a)	Delivery of Letter of Credit. Tenant, at Tenant's sole cost, shall deliver to Landlord, as soon as practicable and in any event within fifteen (15) days following Landlord’s and Tenant's execution of this Lease, an unconditional, irrevocable standby letter of credit (the "L-C") in the amount of $1,000,000.00 as set forth in Section 1.19 of the Summary (the "Initial L-C Amount"), which L-C shall be issued by a nationally recognized bank (i.e., a bank which accepts deposits, maintains accounts, has a local Los Angeles office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (the "Bank"). In addition, no later than February 1, 2022, Tenant, at Tenant's sole cost, shall deliver to Landlord an additional L-C in the amount of $4,000,000.000 as set forth in Section 1.19 of the Summary (the "Additional L-C Amount"). The form of the L-Cs shall be subject to the review and approval of Landlord and shall contain language allowing Landlord to draw an amount of up to the face amount of each of the L- Cs upon presentation to the issuer of Landlord's written statement that Landlord is entitled to the funds represented by such L-C in accordance with the terms of this Lease. The L-Cs shall each be for an original term of not less than one (1) year and shall permit Landlord to draw in full upon the L-Cs unless Tenant furnishes to Landlord, at least thirty (30) days prior to the expiration of the applicable L-C, either an extension of the L-C from the issuer or a substitute L-C consistent with the requirements of this Section, in either case so that Landlord has in its possession at all times during the Term and for a period of at least two weeks after Landlord recovers and accepts possession of the Premises, a valid L-C capable of being drawn upon in compliance with this Section. At Tenant’s election and cost, Tenant may replace the initial L-C and the additional L-C with a single L-C in the amount of $5,000,000.00 to be held by Landlord as provided herein. The Initial L-C Amount together with the Additional L-C Amount is referred to hereinbelow as the L-C Amount for all purposes of this Section 5.2.

(b)	In the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L-Cs and/or the proceeds thereof by application of Section 502(b)(6) of the Bankruptcy Code or otherwise.

(c)	L-C Amount; Maintenance of L-Cs by Tenant; Liquidated Damages.

(i)	L-C Amount; Reduction of L-C Amount. To the extent that Tenant, as of the date of reduction, (i) is not in default under this Lease (beyond the applicable notice and cure period set forth in this Lease) and (ii) demonstrates either (A) a Tangible Net Worth (as defined below) in excess of $100,000,000.00, or (B) if Tenant is a public company whose stock is publicly held and traded through a national stock exchange with an enterprise value of in excess of $250,000,000, then the L-C Amount shall be reduced as follows:

Date of Reduction	New L-C Amount
The first day of the 37th full calendar month of the initial Term	$4,000,000.00
The first day of the 61st full calendar month of the initial Term	$3,000,000.00
The first day of the 84th full calendar month of the initial Term	$2,000,000.00
The first day of the 121st full calendar month of the initial Term	$1,000,000.00

As used herein, "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"), excluding, however, from the determination of total assets, all assets which would be classified as intangible assets under GAAP including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. No earlier than thirty (30) days prior to the applicable reduction date, Tenant shall deliver to Landlord Tenant's current Annual Report for the prior fiscal year evidencing such minimum $100,000,000.00 Tangible Net Worth requirement, which annual report shall be prepared by a national firm of certified public accountants in accordance with GAAP and certified as accurate (the "Annual Report"). Notwithstanding the foregoing to the contrary, if Tenant is a public company whose stock is publicly held and traded through a national stock exchange, then Tenant shall not have the obligation to deliver to Landlord the Annual Report as provided hereinabove so long as the Annual Report is made readily available to Landlord and can be accessed by the general public via the internet.

(d)	Transfer and Encumbrance. The L-Cs shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-Cs to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-Cs, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor,and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-Cs to a new landlord. In connection with any such transfer of the L-Cs by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith.

(e)	Remedy for Improper Drafts. Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate, and reasonable actual out-of-pocket attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank's payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Monthly Basic Rent.

6.	Use.

6.1.	General. Tenant shall use the Premises solely for the Permitted Use specified in Section 1.13 of the Summary and shall not use or permit the Premises to be used for any other use or purpose whatsoever. Tenant shall observe and comply with the "Rules and Regulations" attached hereto as Exhibit "E", and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord. In the event of any conflict between the body of this Lease and the Rules and Regulations, the body of this Lease shall control. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, all recorded covenants, conditions and restrictions now or hereafter affecting the Project, and all laws, statutes, codes, rules and regulations now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises, including, without limitation, the provisions of ADA as it pertains to Tenant's use, occupancy, improvement and alteration of the Premises. Tenant shall not use or allow the Premises to be used for any unlawful or reasonably objectionable purpose. The population density within the Premises as a whole shall at no time exceed the maximum occupancy under applicable law; provided, however, such population density may from time to time exceed such number on a temporary basis for meetings, conferences and other events of a temporary nature. Tenant shall not use any portion of the Premises for a "call center," any other telemarketing use, or any credit processing use.

6.2.	Parking.

(a)	Tenant's Parking Spaces. During the Term of this Lease, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the number of parking spaces specified in Section 1.17 of the Summary hereof for use by Tenant's employees in the parking areas for the Building within the Project.

(b)	Parking Charges; Loss of Privileges. Each of Tenant's parking spaces set forth in Section 1.17 of the Summary hereof shall be subject to a monthly parking fee as may be established and adjusted by Landlord from time to time (collectively, the "Parking Charges"). As of the date of this Lease, Tenant shall be obligated to pay $175.00 per space per month for sixty (60) parking spaces and $75.00 per space per month for sixty (60) parking spaces, which Parking Charges shall be subject to three percent (3%) increases annually on the anniversary of the Commencement Date; provided, however, Tenant's obligation to pay the Parking Charges shall be conditionally abated in accordance with Section 3.3 above. If, at any time during the Term hereof, Tenant fails or elects not to pay the Parking Charges for the full number of parking spaces set forth in Section 1.17 of the Summary, Landlord may, at any time thereafter, upon ten (10) days' written notice to Tenant, terminate Tenant's right to use any or all spaces for which Tenant has failed or chosen not to pay.

(c)	Parking Rules. The use of the parking areas shall be subject to the Parking Rules and Regulations contained in Exhibit "E" attached hereto and any other reasonable, non-discriminatory rules and regulations adopted by Landlord and/or Landlord's parking operators from time to time, including any system for controlled ingress and egress and charging visitors and invitees, with appropriate provision for validation of such charges.

6.3.	Signs and Auctions. Except as set forth in Section 6.5 below, Tenant shall have no right to place any sign upon the Building, Site or Project or which can be seen from outside the Building. Tenant shall have no right to conduct any auction in, on or about the Premises, the Building or Site.

6.4.	Hazardous Materials.

(a)	Restriction on Use; Definition. Except as expressly permitted in Section 6.4(b) below, Tenant shall not use or allow another person or entity to use any part of the Premises and Tenant shall not use any part of the Building or Project for the storage, use, treatment, manufacture or sale of Hazardous Materials. As used herein, the term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government, including, without limitation, any material or substance which is (i) defined or listed as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance" or "hazardous material" under any applicable federal, state or local law or administrative code promulgated thereunder, (ii) petroleum, or (iii) asbestos.

(b)	Permitted Use of Hazardous Materials. Notwithstanding Section 6.4(a) above to the contrary, and subject to all other terms and conditions of this Section 6.4, and Tenant's covenant to strictly comply with all applicable permits, laws, regulations, and ordinances (collectively, "Hazardous Materials Laws") relating to Tenant's use, storage and/or disposal of Hazardous Materials, Tenant may keep and use within the interior of the Building, the following Hazardous Materials (collectively, the "Permitted Hazardous Materials"): (i) ordinary office supplies (such as, for example, liquid paper, printer and copier toner, and glue) which may contain Hazardous Materials; and (ii) the general types and general quantities of Hazardous Materials which are listed on Exhibit G attached to this Lease. However, as a condition to such storage and use of any such Permitted Hazardous Materials, Tenant must, at Tenant's sole cost and expense: (A) use and/or keep such Permitted Hazardous Materials (1) only within the interior of the Building (other than to transport same to and from the Building, and/or to dispose of same as provided hereinbelow) in so-called "controlled areas", (2) in strict compliance with all such Hazardous Materials Laws and "good clinical practice", and (3) only for their intended purposes; (B) dispose off-site (i.e., outside the Building and the Project) all such Hazardous Materials used or kept by Tenant or Tenant's agents, employees, contractors, licensees or invitees (each, a "Tenant Party"; and collectively, the "Tenant Parties") in compliance with all applicable Hazardous Materials Laws and "good clinical practice", and shall contract with a properly licensed contractor (who shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) for such off-site disposal; (C) carry Pollution Legal Liability insurance as set forth in Section 20.1(e) below; and (D) promptly abate, clean-up and remediate all Hazardous Materials which are spilled, leaked and/or otherwise discharged by Tenant or any Tenant Party onto or into any portion of the Building, Project or Site to an amount, level and nature in compliance with all Hazardous Materials Laws (subject to Landlord's prior reasonable approval of any such actions as provided in Section 6.4(c) below). Tenant shall not cause, maintain or permit any nuisance in, on or about the Project or commit or allow to be committed any waste in, on or about the Project. Prior to the Commencement Date, Tenant shall, at its sole cost and expense, submit to Landlord for Landlord's review and comment, and file, submit to, and/or obtain from, all applicable governmental authorities, all plans, permits, filings, applications, postings and other registrations required in connection with Tenant's use, storage and/or disposal of the Permitted Hazardous Materials at or from the Premises (collectively, the "Tenant's Permits"), including, without limitation, if applicable, Hazardous Waste Generator ID Numbers, U.S. EPA and Spill Prevention Control and Countermeasures (SPCC) Plan (U.S. EPA). Promptly upon Tenant's receiving any amendment, change, modification or other action, application or filing affecting any of Tenant's Permits, Tenant shall provide to Landlord, for Landlord's reference, copies of all documents relating thereto. Tenant shall be solely responsible, at its expense, for obtaining and keeping current all of Tenant's Permits and other records relating to Permitted Hazardous Materials as may be required by applicable Hazardous Materials Laws. Tenant further acknowledges and agrees that it shall be solely responsible, at its expense, for the preparation and maintenance of any required waste manifests necessary for the transport and disposal of any Hazardous Materials from the Premises, and Tenant shall be listed therein as the generator of all such materials. Tenant shall give or post all notices required by applicable Hazardous Materials Laws. If Tenant shall at any time fail to comply with this Section 6.4, Tenant shall immediately notify Landlord in writing of such noncompliance.

(c)	Insurance. Any increase in the premiums for necessary insurance on the Building or the Site which arises from Tenant's use and/or storage of Hazardous Materials shall be solely at Tenant's expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local governmental agency with jurisdiction.

(d)	Removal and Remediation. Notwithstanding anything herein or any other provisions of this Lease to the contrary, at the expiration or earlier termination of the Term, Tenant shall, at Tenant's sole cost and expense, remove from the Premises, Building, Project and Site all Hazardous Materials brought or used or released onto the Premises by Tenant or Tenant Parties during the Term and all of Tenant's trade fixtures, equipment and other personal property used by Tenant in connection with the use, storage and/or disposal by Tenant or the Tenant Parties of Hazardous Materials in, on or at the Premises, Building, Project or Site. If the presence of any Hazardous Materials in, on, under or about the Premises, Building, Project or Site caused or permitted by Tenant or the Tenant Parties results in any release, leaks, spills, damage to and/or contamination of the Premises, Building, Project or Site, then Tenant shall promptly take all actions, at its sole expense, as are necessary to remediate the Premises, Building, Project and Site to the condition required by Hazardous Materials Laws. In the event that Tenant fails, within thirty (30) days after written notice from Landlord to satisfy the foregoing requirements, then Landlord shall have the right at its option (but in no event shall be obligated to) elect, after prior notice to Tenant, to conduct any such remediation program, all at Tenant's sole cost and expense, to the extent that Tenant would otherwise be liable for same. Landlord shall use reasonable efforts to conduct such remediation program in a manner consistent with Tenant’s program, provided, however, that, if Landlord determines that Tenant’s program was deficient, then the design and scope of such remediation program to be performed by Landlord shall be determined solely and reasonably by Landlord and Landlord's environmental consultants.

(e)	Indemnity. Tenant shall indemnify, defend and hold Landlord and its partners and subpartners, and their respective officers, partners members, shareholders, agents, property managers, servants, employees, independent contractors and successors and/or assigns (collectively, "Landlord Parties") harmless from and against any and all Claims, incurred in connection with the investigation, defense or settlement of such Claims arising out of or resulting from contamination of the Premises or adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by Tenant or Tenant Parties during the Term, and/or (ii) the breach by Tenant of any of its obligations under this Section 6.4.

(f)	Periodic Inspection and Remediation. Landlord and/or Landlord's environmental consultants shall be entitled, at reasonable times and from time to time, during the Term, at Landlord's expense, except as expressly provided below, to conduct periodic environmental inspections (including a "Phase I" and/or "Phase II"), audits (including any sampling and analysis), investigations and studies of the Premises, Building, Project and Site (including, without limitation, the collection of samples). In exercising such entry and inspection rights, Landlord shall use commercially reasonable efforts to (i) minimize the interference with Tenant's business, and (ii) shall schedule entries into the Premises under this Section 6.4(f) with Tenant (except if not reasonably practicable in emergencies) so that Tenant, at Tenant's option, may provide an employee or a representative of Tenant to accompany Landlord and/or Landlord's environmental consultants during any such inspection. Notwithstanding the foregoing, if any such inspection discloses a breach by Tenant of any of its covenants and obligations in this Section 6.4, Tenant shall be solely responsible for the payment of all costs and expenses incurred in connection with any such inspection. Throughout the Term, Tenant shall maintain accurate and complete records with respect to Tenant's use, storage, handling and disposal of Hazardous Materials in, on or about the Premises, Building, Project and/or Site, and Tenant shall make such records and all of Tenant's Permits available to Landlord and Landlord's environmental consultants in connection with any inspection or proposed inspection of the Premises, Building, Project and/or Site. Any such material provided hereunder shall be held confidentially by Landlord and its consultants and not released to any other party (except as may be required by applicable law or disclosure on an as-needed basis to Landlord’s lenders, investors and insurers who are informed that such information is confidential and directed to keep such information confidential and a failure by such parties to do so shall constitute a breach by Landlord under this Lease).

(g)	Payment of Costs by Tenant. All sums payable by Tenant pursuant to this Section 6.4 shall constitute additional rent payable under the Lease and shall be due and payable within ten (10) business days of written demand therefor.

(h)	Survivability. The obligations of Tenant under this Section 6.4 shall survive the expiration or earlier termination of this Lease.

6.5.          Exterior Signage. Effective as of the Lease Commencement Date, provided that Tenant is not in default under this Lease, Tenant shall have the exclusive right to (a) install one (1) monument sign in a location mutually agreed to by Landlord and Tenant, each in its reasonable discretion and (b) install one (1) building top sign in a location mutually agreed to by Landlord and Tenant, each in its reasonable discretion (collectively, the "Exterior Signs"). Tenant’s right to install the Exterior Signs is expressly subject to and contingent upon Tenant receiving the approval and consent to the Exterior Signs from the City of Los Angeles, its architectural review board, any other applicable association or governmental or quasi- governmental governmental agency. Tenant, at its sole cost and expense, shall obtain all other necessary building permits, zoning, regulatory and other approvals in connection with the Exterior Signs. Additionally, the Exterior Signs shall be subject to Landlord’s prior review and written approval thereof and the terms, conditions and restrictions of any CC&R's, and shall conform to the Project sign criteria, if any, and the other reasonable standards of design and motif established by Landlord for the exterior of the Project. Tenant shall submit to Landlord reasonably detailed drawings of its proposed Exterior Signs, including without limitation, the size, material, shape, location, coloring and lettering for review and approval by Landlord. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs associated with Landlord's review and supervision as hereinbefore provided including, but not limited to, engineers and other professional consultants. All costs of approval, consent, design, installation, supervision of installation, wiring, maintaining, repairing and removing the Exterior Signs will be at Tenant’s sole cost and expense. Tenant will be solely responsible for any damage to the Exterior Signs and any damage that the installation, maintenance, repair or removal thereof may cause to the Building or the Project. Tenant agrees upon the expiration date or sooner termination of this Lease, upon Landlord's request, to remove the Exterior Signs and restore any damage to the Building and the Project at Tenant's expense. In addition, Landlord shall have the right to remove the Exterior Signs at Tenant's sole cost and expense, if, at any time during the Term: (i) Tenant assigns this Lease (other than via a Permitted Transfer), (ii) Tenant sublets any portion of the Premises (other than via a Permitted Transfer), or (iii) Tenant is in default under this Lease beyond applicable notice and cure periods. The rights granted to Tenant under this Section 6.5 are not assignable separate and apart from this Lease, nor may such rights be separated from this Lease in any manner, either by reservation or otherwise.

7.	Payments and Notices.

All rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the first address designated in Section 1.1 of the Summary, by ACH or electronic funds transfer, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), facsimile transmission sent by a machine capable of confirming transmission receipt, with a hard copy of such notice delivered no later than one (1) business day after facsimile transmission by another method specified in this Section 7, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in Section 1.2 of the Summary, or to Landlord at the address(es) designated in Section 1.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by facsimile transmission, provided such transmission is prior to 5:00 p.m. on a business day (if such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Section 7, a "business day" is Monday through Friday, excluding holidays observed by the United States Postal Service.

8.	Brokers.

The parties recognize that the broker(s) who negotiated this Lease are stated in Section 1.14 of the Summary, and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said broker(s) pursuant to the terms of a separate commission agreement, and that Tenant shall have no responsibility therefor unless written provision to the contrary has been made. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by the indemnifying party of the foregoing representation.

9.	Surrender; Holding Over.

9.1.          Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and exclusive possession of the Premises to Landlord broom clean and in “as is” condition and repair, with all of Tenant's personal property (and those items, if any, of Tenant Changes identified by Landlord pursuant to Section 12.2 below) removed therefrom and all damage caused by such removal repaired, as required pursuant to Sections 12.2 and 12.3 below. If, for any reason, Tenant fails to surrender the Premises within thirty (30) days of the expiration or earlier termination of this Lease (including upon the expiration of any subsequent tenancy pursuant to Section 9.2 below), with such removal and repair obligations completed, then, in addition to the provisions of Section 9.3 below and Landlord's rights and remedies under Section 12.4 and the other provisions of this Lease, Tenant shall indemnify, protect, defend (by counsel approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

9.2.          Hold Over. Upon written notice delivered to Landlord at least six (6) months prior to expiration of the Term, Tenant will be permitted to hold over possession of the Premises for no more than two (2) months (“Holdover Period”) after the expiration of the Term at a Monthly Basic Rent equal to one hundred twenty- five percent (125%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of such expiration. Tenant will not be permitted to hold over possession of the Premises after the expiration of the Holdover Period without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration of the Holdover Period or any earlier termination of this Lease, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable, but at a Monthly Basic Rent equal to one hundred fifty percent (150%) of the Monthly Basic Rent applicable to the Premises immediately prior to the date of expiration of the Term or earlier termination of this Lease. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a hold over hereunder or result in an extension of this Lease. This Section 9.2 shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof.

9.3.          No Effect on Landlord's Rights. The foregoing provisions of this Section 9 are in addition to, and do not affect, Landlord's right of re-entry or any other rights of Landlord hereunder or otherwise provided by law or equity.

10.	Taxes on Tenant's Property.

Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to the Building's standard tenant improvements are assessed.

11.	Condition of Premises; Repairs.

11.1.        Condition of Premises. Tenant acknowledges that, except as otherwise expressly set forth in this Lease, (a) Landlord shall not be obligated to provide or pay for any improvements, work or services related to the improvement, remodeling or refurbishment of the Premises, (b) Tenant shall accept the Premises in its "AS IS" condition on the Commencement Date and (c) neither Landlord nor any agent of Landlord has made any representation warranty with respect to the Premises, the Building, the Site or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant's business.

11.2.        Landlord's Repair Obligations. Subject to Sections 18.1 and 18.2 of this Lease, Landlord shall, repair, maintain and replace, as necessary, in a first-class condition consistent with Comparable Buildings, (a) at Landlord’s sole cost and expense, the Building shell and other structural portions of the Building (including the roof, exterior walls, and foundations), (b) as part of Operating Expenses, the basic heating, ventilating, air conditioning ("HVAC") and electrical systems, pipes and conduits located within the Building and within the Premises, sprinkler systems within the Building core and Premises and standard conduits, connections and distribution systems thereof within the Premises, and (c) as part of Operating Expenses, the exterior portions of the Premises, including, without limitation, the landscaping, fencing, lighting, outdoor furniture, courtyard space, and parking areas; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant's agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord, as additional rent, the costs of such maintenance, repairs and replacements. Landlord shall not be liable to Tenant for failure to perform any such maintenance, repairs or replacements, unless Landlord shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time following written notice from Tenant to Landlord of the need therefor, but in no event longer than thirty (30) days.

11.3.         Tenant's Repair Obligations. Except for Landlord's obligations specifically set forth in this Lease, Tenant shall at all times and at Tenant's sole cost and expense, keep, maintain, clean, repair, preserve and replace, as necessary, the non-structural portions of the Premises and all parts thereof including, without limitation, all Tenant Improvements, Tenant Changes, all special or supplemental HVAC systems, if any, in first-class condition and repair, reasonable wear and tear, casualty, and condemnation excepted. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) which are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay.

12.	Alterations.

12.1.       Tenant Changes; Conditions. After installation of the initial Tenant Improvements for the Premises pursuant to Exhibit "C-2", Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (collectively, "Tenant Changes") subject to and upon the following terms and conditions:

(a)	Notwithstanding any provision in this Section 12 to the contrary, Tenant is absolutely prohibited from making any alterations, additions, improvements or decorations which: (i) affect any area outside the Premises; (ii) affect the Building's structure, equipment, services or systems, or the proper functioning thereof, or Landlord's access thereto; (iii) affect the outside appearance, character or use of the Project or the Building; (iv) weaken or impair the structural strength of the Building; (v) in the reasonable opinion of Landlord, lessen the value of the Project or Building; (vi) will violate or require a change in any occupancy certificate applicable to the Premises; or would trigger a legal requirement which would require Landlord to make any alteration or improvement to the Premises, Building or Project.

(b)	Before proceeding with any Tenant Change which is not otherwise prohibited in Section 12.1(a) above, Tenant must first obtain Landlord's written approval thereof (including approval of all plans, specifications and working drawings for such Tenant Change), which approval shall not be unreasonably withheld or delayed. However, Landlord's prior approval shall not be required for any Tenant Change which satisfies the following conditions (hereinafter a "Pre-Approved Change"): (i) the costs of such Tenant Change does not exceed Twenty-Five Thousand Dollars ($25,000.00) individually; (ii) the costs of such Tenant Change when aggregated with the costs of all other Tenant Changes made by Tenant during a calendar year do not exceed Seventy-Five Thousand Dollars ($75,000.00); (iii) Tenant delivers to Landlord final plans, specifications and working drawings for such Tenant Change at least ten (10) days prior to commencement of the work thereof; and (iv) Tenant and such Tenant Change otherwise satisfy all other conditions set forth in this Section 12.1.

(c)	After Landlord has approved the Tenant Changes and the plans, specifications and working drawings therefor (or is deemed to have approved the Pre-Approved Changes as set forth in Section 12.1(b) above), Tenant shall: (i) enter into an agreement for the performance of such Tenant Changes with such contractors and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; (ii) before proceeding with any Tenant Change (including any Pre-Approved Change), provide Landlord with ten (10) days' prior written notice thereof; and (iii) pay to Landlord, within ten (10) days after written demand, the costs of any increased insurance premiums incurred by Landlord to include such Tenant Changes in the fire and extended coverage insurance obtained by Landlord pursuant to Section 21 below. In addition, before proceeding with any Tenant Change, Tenant's contractors shall obtain, on behalf of Tenant and at Tenant's sole cost and expense, all necessary governmental permits and approvals for the commencement and completion of such Tenant Change.

(d)	Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord's outside engineers and other consultants (but not Landlord's internal personnel) for review of all plans, specifications and working drawings for the Tenant Changes, within ten (10) business days after Tenant's receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Tenant Change, the actual, reasonable costs incurred by Landlord for services rendered by Landlord's management personnel and engineers to coordinate and/or supervise any of the Tenant Changes to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

(e)	All Tenant Changes shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all laws, rules, regulations of all governmental agencies and authorities including, without limitation, the provisions of the ADA; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant in the Project or Building, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Project or Building; and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

(f)	Throughout the performance of the Tenant Changes, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Section 20 of this Lease.

12.2.        Removal of Tenant Changes and Tenant Improvements. All Tenant Changes and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term of this Lease; provided, however, Landlord may, by written notice delivered to Tenant at the time of giving Landlord’s approval, identify those items of Tenant Changes which Landlord shall require Tenant to remove at the end of the Term of this Lease. If Landlord requires Tenant to remove any such items as described above, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal (or, at Landlord's option, shall pay to Landlord all of Landlord's costs of such removal and repair). Should Tenant make any Tenant Changes, other than Pre-Approved Changes, without the prior written approval of Landlord, Landlord may require that Tenant remove any or all of such Tenant Changes and repair any damage to the Premises, the Building, or the Project resulting from the installation and/or removal of such Tenant Changes at any time and from time to time. Notwithstanding anything to the contrary contained herein, Tenant shall have no obligation to remove the initial Tenant Improvements.

12.3.        Removal of Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and moveable partitions) shall be, and remain, the property of Tenant, and shall be removed by Tenant from the Premises, at Tenant's sole cost and expense, on or before the expiration or sooner termination of this Lease. Tenant shall promptly repair any damage caused by such removal.

12.4.            Tenant's Failure to Remove. If Tenant fails to remove by the expiration or sooner termination of any items of Tenant Changes identified by Landlord for removal pursuant to Section 12.2 above, or if Tenant fails to comply with its obligations under Section 12.3, Landlord may, at its option, treat such failure as a hold over pursuant to Section 9.3 above, and/or may (without liability to Tenant for loss thereof), at Tenant's sole cost and in addition to Landlord's other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) days' prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law.

13.	Liens.

Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against all or any part of the Project, the Site, the Building or the Premises, nor against Tenant's leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant's agents, employees, contractors, licensees or invitees. Tenant shall, at Landlord's request, provide Landlord with enforceable, unconditional and final lien releases (and other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, promptly cause such lien to be released of record or bonded to Landlord's reasonable satisfaction so that it no longer affects title to the Project, the Site, the Building or the Premises. If Tenant fails to cause such lien to be so released or bonded within twenty (20) days after filing thereof, Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within thirty (30) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

14.	Assignment and Subletting.

14.1.        Restriction on Transfer. Except as otherwise expressly provided in this Section 14, Tenant shall not, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like shall sometimes be referred to as a "Transfer"). In no event may Tenant encumber this Lease. Any Transfer without Landlord's consent (except for a Permitted Transfer) shall constitute a default by Tenant under this Lease. In addition, this Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord. For purposes of this Section 14, other than with respect to a Permitted Transfer and transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed a Transfer of this Lease and shall be subject to all of the restrictions and provisions contained in this Section 14. Notwithstanding anything to the contrary contained in this Section 14.1, Tenant’s issuance of publicly traded stock in an initial public offering and any subsequent public offerings of stock in Tenant shall not be deemed a Transfer for purposes of this Lease.

14.2.         Permitted Controlled Transfers. Notwithstanding the provisions of Sections 14.1 above to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof or allow occupancy by sublease, license or other agreement (herein, a "Permitted Transfer"), without Landlord's consent, without payment of “Excess Rent” (as defined below), and without extending any sublease or termination option to Landlord, to any entity which is a parent, subsidiary, or sister company of Tenant or an entity which otherwise controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all or substantially all the assets of Tenant's business as a going concern, provided that: (a) at least ten (10) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements and other financial and background information of the assignee or sublessee described in Section 14.3 below, unless prohibited by law or a confidentiality agreement; (b) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (c) in connection with an assignment of this Lease only the financial net worth of the assignee equals or exceeds that of Tenant as of the date of execution of this Lease; (d) Tenant remains fully liable under this Lease; and (e) the use of the Premises under Section 6 remains unchanged.

14.3.        Landlord's Options. If at any time or from time to time during the Term Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice ("Transfer Notice") setting forth the terms and provisions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a "Transferee"). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and financial statements for the preceding two (2) years of the Transferee which have been certified or audited by a reputable independent accounting firm acceptable to Landlord, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Except with respect to a Permitted Transfer, Landlord shall have the option, exercisable by written notice delivered to Tenant within ten (10) days after Landlord's receipt of the Transfer Notice, such financial statements and other information, either to:

(a)	approve or disapprove such Transfer, which approval shall not be unreasonably withheld, conditioned or delayed; or

(b)	in connection with an assignment of this Lease for the entire remainder of the Term of this Lease which is not otherwise a Permitted Transfer, terminate this Lease with respect to the entire Premises and recapture the Premises, which termination shall be effective thirty (30) days after Tenant's receipt of Landlord's notice.

14.4.        Additional Conditions; Excess Rent. If Landlord approves of any proposed Transfer pursuant to Section 14.3(a) above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following further conditions:

(a)	the Transfer shall be on the same terms set forth in the Transfer Notice delivered to Landlord (if the terms have changed, Tenant must submit a revised Transfer Notice to Landlord and Landlord shall have another ten (10) days after receipt thereof to make the election in Sections 14.3(a) or 14.3(b) above);

(b)	no Transferee shall have a further right to assign, encumber or sublet, except on the terms herein contained; and

(c)	fifty percent (50%) of any rent or other economic consideration received by Tenant as a result of such Transfer which exceeds, in the aggregate, (i) the total rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any reasonable brokerage commissions, attorneys' fees, free rent, and reasonable tenant improvement costs actually paid by Tenant in connection with such Transfer, shall be paid to Landlord within ten (10) days after receipt thereof as additional rental under this Lease, without affecting or reducing any other obligations of Tenant hereunder (the “Excess Rent”).

14.5.        Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord's approval of any proposed Transfer (other than a Permitted Transfer) pursuant to Section 14.3(a) shall be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (a) the proposed Transferee is negotiating with Landlord for space in the Project; (b) the proposed Transferee is a governmental entity; (c) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (d) the use of the Premises by the Transferee is not permitted by the use provisions in Section 6 hereof; (e) the Transfer would likely result in significant increase in the use of the parking areas by the Transferee's employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; or (f) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer.

14.6.        No Release. No Transfer shall release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder.

14.7.         Administrative and Attorneys' Fees. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus any actual and reasonable attorneys' and paralegal fees and costs incurred by Landlord in connection with such Transfer or request for consent not to exceed Two Thousand Five Hundred Dollars ($2,500.00). Acceptance of the $500.00 administrative fee and/or reimbursement of Landlord's attorneys' and paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

15.	Entry by Landlord.

Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply any service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Project as expressly permitted under this Lease, all without being deemed guilty of or liable for any breach of Landlord's covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent. In exercising such entry rights, Landlord shall use commercially reasonable efforts to minimize the interference with Tenant's business and shall provide Tenant with reasonable advance notice of such entry of not less than forty-eight (48) hours (except in emergency situations and for scheduled services). Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord except, subject to the provisions of Section 22.1, to the extent of Landlord's gross negligence or willful misconduct.

16.	Utilities and Services.

16.1.        Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, and other utilities and services supplied to the Premises; provided, however, if any of the above utilities are in Landlord's name and a separate meter is installed at the Premises, the cost of the such utility shall be paid directly to Landlord as Additional Rent hereunder.

16.2.        Tenant's Obligations. Tenant shall cooperate fully at all times with Landlord and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building's services and systems. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Building's water, waste or other supply lines or systems for any purpose.

16.3.        Interruption of Utilities. The interruption of any of the utilities to the Premises shall not entitle Tenant to any abatement or reduction of rent (except if such failure is a result of a damage or taking described below), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease, except as expressly provided below.

16.4.        Janitorial Services; Trash Removal. Tenant shall obtain, at its sole cost and expense, janitorial and trash removal services for the Premises.

16.5.        Abatement. Notwithstanding anything to the contrary contained in this Lease, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (a) the negligent acts or willful misconduct of Landlord or its agents, contractors or employees, or (b) the presence of Hazardous Materials in, on or around the Project which were not caused or introduced by Tenant and which Hazardous Materials pose a material and significant health risk to occupants of the Premises (each, an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days after Landlord's receipt of any such notice (the “Eligibility Period”), then the Monthly Basic Rent and all additional rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, in Tenant's judgment reasonably exercised, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Monthly Basic Rent and all additional rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies (other than to effectuate repairs or reinstate its furniture, fixtures and equipment and personal property) any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies (other than to effectuate repairs or reinstate its furniture, fixtures and equipment and personal property) such portion of the Premises.

17.	Indemnification and Exculpation.

17.1.        Tenant's Assumption of Risk and Waiver. Subject to the terms of Section 22 and except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and such matter is attributable to the negligence or willful misconduct of Landlord, Landlord shall not be liable to Tenant, Tenant's employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, nor for (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other tenants or persons in the Premises, occupants of adjacent property of the Project, or the public, or caused by operations in construction of any private, public or quasi-public work. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages.

17.2.        Tenant's Indemnification of Landlord. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Indemnified Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys' fees and court costs (collectively, "Indemnified Claims"), arising or resulting from (a) any occurrence at the Premises following the date Landlord delivers all or any portion of the Premises to Tenant, unless caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors, (b) any act or omission of Tenant or any of Tenant's Parties (as defined in Section 6.4); (c) the use of the Premises and Project and conduct of Tenant's business by Tenant or any of Tenant's Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any of Tenant's Parties, in or about the Premises, the Building or elsewhere in the Project; and/or (d) any default beyond applicable notice and cure periods by Tenant of any obligations on Tenant's part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises.

17.3.       Landlord's Indemnification of Tenant. Notwithstanding anything to the contrary contained in Section 17.1 or 17.2, Tenant shall not be required to protect, defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person resulting from Landlord's negligent acts or omissions or willful misconduct or that of its agents, contractors, servants, employees or licensees, in connection with Landlord's activities on or about the Premises, and subject to the terms of Section 22, Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against Indemnified Claims out of Landlord's negligent acts or omissions or willful misconduct or those of its agents, contractors, servants, employees or licensees in connection with Landlord's activities on or about the Premises and any default beyond applicable notice and cure periods by Landlord of Landlord's obligations under this Lease.

17.4.       Survival; No Release of Insurers. The indemnification obligations under Section 17 shall survive the expiration or earlier termination of this Lease. Landlord's and Tenant's covenants, agreements and indemnification in this Section 17 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord and Tenant pursuant to the provisions of this Lease.

18.	Damage or Destruction.

18.1.        Landlord's Rights and Obligations. In the event any part of the Building is damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord's contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred eighty (180) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant's insurance which Tenant is required to deliver to Landlord pursuant to Section 18.2 below), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, any part of the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord's contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred eighty (180) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either:

(a)	repair, reconstruct and restore the portion of the Building damaged by such casualty (including, to the extent of insurance proceeds received from Tenant, the Tenant Improvements and the Tenant Changes), in which case this Lease shall continue in full force and effect; or

(b)	terminate this Lease effective as of the date which is thirty (30) days after Tenant's receipt of Landlord's election to so terminate.

Under any of the conditions of this Section 18.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of sixty (60) days after the occurrence of such casualty, or fifteen (15) days after Landlord's receipt of the estimate from Landlord's contractor or as applicable, thirty (30) days after Landlord receives approval from Landlord's lender to rebuild.

18.2.        Tenant's Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant shall promptly: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Improvements and Tenant Changes in the Premises (excluding proceeds for Tenant's furniture and other personal property), whether or not this Lease is terminated as permitted in this Section 18, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant's failure to obtain insurance for the full replacement cost of any Tenant Changes which Tenant is required to insure pursuant to Sections 12.1(c) and/or 20.1(a) hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Tenant Changes which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Tenant Changes, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord's or Tenant's insurance with respect to such items.

18.3.        Abatement of Rent. In the event that as a result of any such damage, repair, reconstruction and/or restoration of the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, pursuant to the requirements of Landlord or the City and/or County in which the Premises are located, then the rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any of Tenant's Parties, there shall be no abatement of rent. Except for abatement of rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant's business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

18.4.        Inability to Complete. Notwithstanding anything to the contrary contained in this Section 18, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building pursuant to Section 18.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is six (6) months after the date estimated by Landlord's contractor for completion thereof, then either party may elect to terminate this Lease upon thirty (30) days' prior written notice to the other.

18.5.       Damage Near End of Term. In addition to the termination rights set forth in this Section 18 above, either party shall have the right to terminate this Lease if any damage to the Building occurs during the last twelve (12) months of the Term of this Lease and Landlord's contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Term, or (b) ninety (90) days after the date of such casualty.

18.6.       Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties waive the provisions of any applicable statutes permitting the parties to terminate this Lease as a result of any damage or destruction.

18.7.       Tenant’s Termination Right. In the event of any damage or destruction which affects Tenant’s use and enjoyment of the Premises which is not caused by Tenant or any of Tenant’s Parties, if Tenant’s possession and use of the Premises cannot be restored by Landlord within one hundred eighty (180) days after the date estimated by Landlord's contractor for completion of such restoration for reasons other than delays caused by Tenant or any of Tenant’s Parties, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within thirty (30) days after the expiration of said 180-day period, unless Landlord completes the restoration within said 30-day notice period, in which case this Lease shall continue in full force and effect.

18.8.       Building Closure. Notwithstanding anything to the contrary contained in this Lease, neither (a) the closure of the Building for the purpose of protecting public safety (e.g., without limitation, to protect against acts of war, the spread of communicable diseases) nor (b) the inability of Tenant to productively use leased space that is otherwise physically usable shall constitute damage for the purposes of this Section 18, the parties acknowledging and agreeing that damage for the purposes of this Section 18 occurs only where the physical or structural integrity of the Premises is degraded

19.	Eminent Domain.

19.1.       Substantial Taking. Subject to the provisions of Section 19.4 below in case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.

19.2.       Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises which does not substantially interfere with the conduct of Tenant's business, then neither party shall have the right to terminate this Lease and Landlord shall thereafter proceed to make a functional unit of the remaining portion of the Premises (but only to the extent Landlord receives proceeds therefor from the condemning authority), and rent shall be abated with respect to the part of the Premises which Tenant shall be so deprived on account of such taking.

19.3.       Condemnation Award. Subject to the provisions of Section 19.4 below, in connection with any taking of the Premises, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant's furniture, fixtures, equipment and other personal property within the Premises, for Tenant's relocation expenses, and for any loss of goodwill or other damage to Tenant's business by reason of such taking.

19.4.      Temporary Taking. In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations under Section 9 with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Term expiration date. For purpose of this Section 19.4, a temporary taking shall be defined as a taking for a period of two hundred seventy (270) days or less. Notwithstanding anything to the contrary contained in this Lease, no governmental action requiring the temporary closure of businesses for the purpose of protecting public safety (e.g., without limitation, to protect against acts of war, the spread of communicable diseases) shall constitute a temporary taking for public or quasi-public use under any applicable laws requiring government compensation, abatement or any other remedy.

19.5.       Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of any applicable statutes permitting the parties to terminate this Lease as a result of a taking.

20.	Tenant's Insurance.

20.1.        Types of Insurance. On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

(a)	Special Form (formerly known as All Risk) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief upon property of every description and kind owned by Tenant and located in the Premises or on or about the Site, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Tenant Improvements or Tenant Changes, in an amount not less than the full replacement cost thereof.

(b)	Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner's protective coverage, contractual liability (including Tenant's indemnification obligations under this Lease), products and completed operations liability, and owned/non-owned auto liability, with an initial combined single limit of liability of not less than Three Million Dollars ($3,000,000.00). The limits of liability of such commercial general liability insurance shall be reviewed by Landlord every five (5) years during the Term of this Lease and may be increased to market coverage limits not more often than every five (5) years or to limits and at times as reasonably required by Landlord’s lender.

(c)	Worker's compensation and employer's liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(d)	Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or Tenant's parking areas as a result of such perils.

(e)	Pollution Legal Liability insurance for limits of liability not less than $5,000,000.00 per occurrence and $5,000,000.00 annual aggregate, covering the insured against all claims and pollution conditions arising out of or related to the use, storage and/or disposal of any Hazardous Materials by Tenant or the Tenant Parties, such coverage to include, without limitation, all third party claims and cleanup costs, and shall also cover the performance by Tenant of Tenant's covenants and indemnity agreements set forth in Section 6.4 of this Lease.

(f)	Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

20.2.        Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are approved by Landlord and/or Landlord's mortgagees and are authorized to do business in the state in which the Building is located and rated not less than financial class VII, and not less than policyholder rating A- in the most recent version of Best's Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 20.1(a) and 20.1(d) above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord's request, such other persons or entities of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) shall not have a deductible amount exceeding Twenty-Five Thousand Dollars ($25,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation as described in Section 22 below; (g) require the insurer to notify Landlord (and any other additional insureds) in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 20.1 above, certified copies of each such insurance policy (or certificates from the insurance company evidencing the existence of such insurance and Tenant's compliance with the foregoing provisions of this Section 20). Tenant shall cause replacement policies or certificates to be delivered to Landlord not less than thirty (30) days prior to the expiration of any such policy or policies. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in Section 23.1 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant's expense.

20.3.       Effect on Insurance. Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for any insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase.

21.	Landlord's Insurance.

During the Term, Landlord shall insure the Building and the Project (excluding, however, Tenant's furniture, equipment and other personal property and any Tenant Improvements or Tenant Changes) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord's option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability insurance, in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the state in which the Building is located. At Landlord's option, all such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings and projects. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable and are carried by owners of Comparable Buildings. The cost of insurance obtained by Landlord (including deductibles) shall be included in Insurance Costs.

22.	Waiver of Subrogation.

Each party shall cause its respective insurance companies issuing property damage insurance to waive any rights of subrogation that such companies may have against the other party. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property, but only to the extent the releasing party's loss or damage is covered under casualty insurance policies in effect at the time of such loss or damage or would have been covered by the casualty insurance required to be carried under this Lease had the releasing party complied with its applicable insurance obligations hereunder.

23.	Tenant's Default and Landlord's Remedies.

23.1.        Tenant's Default. The occurrence of any one or more of the following events shall constitute a default under this Lease by Tenant:

(a)	the failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, when such failure continues for five (5) days after the due date;

(b)	the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 23.1(a) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that, if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion. Notwithstanding the foregoing, if a different time period for observance or performance by Tenant is expressly stated in this Lease, the failure by Tenant to observe or perform such express or implied covenant or provision of this Leases shall constitute a default where such failure continues for the period expressly set forth in such applicable provision;

(c)	(i) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant or the guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the Tenant or the guarantor, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease or of substantially all of the guarantor's assets, where possession is not restored to Tenant or the guarantor within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease or of substantially all of the guarantor's assets where such seizure is not discharged within sixty (60) days;

(d)	any material representation or warranty made by Tenant in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect;

(e)	Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

23.2.        Landlord's Remedies; Termination. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(a)	the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b)	the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)	the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)	any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys' fees; brokers' commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant's personal property, equipment, fixtures, Tenant Changes, and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 23.2(a) and 23.2(b) above, the "worth at the time of award" is computed by allowing interest at the Interest Rate set forth in Section 1.15 of the Summary. As used in Section 23.2(c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

23.3.       Landlord's Remedies; Continuation of Lease; Re-Entry Rights. In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right to (a) continue this Lease and recover rent as it becomes due, (b) without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of as permitted by applicable law, and (c) relet the Premises as Landlord may see fit without thereby voiding or terminating this Lease, and for purposes of such reletting, Landlord is authorized to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of any costs required to return the Premises to the condition required at the end of the Term, and all costs and expenses of such repairs, redecorating and refurbishments and expenses of such reletting [including brokerage commissions] and the collection of rent accruing therefrom) each month to equal the rent payable hereunder, Tenant shall pay such deficiency each month within ten (10) days after receipt of Landlord’s statement; provided, however, Landlord may first lease Landlord’s other available space and shall not be required to accept any lessee offered by Tenant or to observe any instructions given by Tenant with respect to any such reletting. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.3, and no acceptance of surrender of the Premises or other action on Landlord's part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. No notice from Landlord or notice given under a forcible entry and detainer statute or similar Laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Notwithstanding any reletting without termination by Landlord because of any default, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

23.4.       Waiver of Consequential Damages. Except with respect to Tenant’s default under Sections 6.4 or 9 of this Lease, Tenant shall not be liable for any consequential, special, or punitive damages or for loss of revenue or income and except as expressly provided herein, Landlord hereby waives any and all claims for any such damages. Landlord shall not be liable for any consequential, special, or punitive damages or for loss of revenue or income and Tenant hereby waives any and all claims for any such damages.

23.5.       Landlord's Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement or offset of rent. If Tenant shall fail to pay any sum of money (other than Monthly Basic Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for five (5) days with respect to monetary obligations (or ten (10) days with respect to non-monetary obligations) after Tenant's receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant's obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) days after demand therefor as additional rent.

23.6.       Interest. If any monthly installment of rent or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Interest Rate set forth in Section 1.15 of the Summary from the date due until paid. All interest, and any late charges imposed pursuant to Section 23.7 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

23.7.       Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Accordingly, if any monthly installment of rent or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant. Acceptance of a late charge or interest shall not constitute a waiver of Tenant's default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

23.8.       Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 23 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 23 shall be deemed to limit or otherwise affect Tenant's indemnification of Landlord pursuant to any provision of this Lease. To the extent otherwise permitted by applicable laws, no eviction moratorium enacted in response to any actual or threatened public health emergency (including, without limitation, epidemic, pandemic, disease, quarantine, or other significant public health risk) or other cause beyond the reasonable control of Landlord, regardless of whether such other cause is (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this Section 23.8, shall preclude Landlord's right to exercise Landlord's other rights and remedies under this Lease including, without limitation, Landlord's right to apply or draw upon any security deposit, letter of credit or other similar security enhancement.

23.9.       Tenant's Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.

23.10.       Costs Upon Litigation Brought by Third Parties. If Landlord or its mortgagees shall be made a party to any third party litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation. For clarity, payment of costs and expenses incurred by Landlord in connection with a suit brought against Tenant by Landlord shall be governed by Section 32.4 below.

24.	Landlord's Default.

Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord's failure to perform; provided however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided at law or in equity; provided, however: (a) Tenant shall have no right to offset or abate rent or terminate this Lease in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease;(b) Tenant's rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant's rights or remedies, including the limitation on Landlord's liability contained in Section 31 hereof.

Notwithstanding anything to the contrary contained in this Lease, if Landlord fails to perform any obligation under this Lease with respect to maintenance and repair of the Premises within a reasonable period of time not to exceed thirty (30) days following receipt of written notice from Tenant as set forth above, Tenant shall be permitted to perform such obligations in the Premises on Landlord’s behalf, provided Tenant first delivers to Landlord an additional three (3) business days prior written notice indicating that Tenant will be performing such obligations and provided Landlord fails to commence to perform its obligation(s) within such additional three (3) business day period or thereafter fails to diligently complete performance of such obligations having commenced performance within such three (3) business day period. If the obligations to be performed by Tenant will affect the Operating Systems, the Building shell, or other structural portions of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such systems or portions of the Building. Any work performed by or on behalf of Tenant shall be performed in accordance with the provisions of this Lease governing Tenant Changes. Landlord agrees to reimburse Tenant within ten (10) business days following receipt from Tenant of a written invoice of all reasonable and actual costs incurred by Tenant in performing such obligations with respect to the Building shell or other structural portions of the Building only on behalf of Landlord. If Landlord does not deliver a detailed written objection to Tenant within ten (10) business days after receipt of an invoice from Tenant, then Tenant shall have the right to deduct the amount set forth in such invoice from rent payable by Tenant under this Lease, which right shall be Tenant’s sole remedy in such instance. If, however, Landlord delivers to Tenant, within ten (10) business days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from rent, but rather, as Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord under this Lease.

25.	Subordination.

Subject to the provisions below, at the election of Landlord or any mortgagee of a mortgage or a beneficiary of a deed of trust now or hereafter encumbering all or any portion of the Building or Site, or any lessor of any ground or master lease now or hereafter affecting all or any portion of the Building or Site, this Lease shall be subject and subordinate at all times to such ground or master leases (and such extensions and modifications thereof), and to the lien of such mortgages and deeds of trust (as well as to any advances made thereunder and to all renewals, replacements, modifications and extensions thereof). Notwithstanding the foregoing, Landlord and any mortgagee and/or ground lessor of Landlord, as applicable, shall have the right to subordinate or cause to be subordinated any or all ground or master leases or the lien of any or all mortgages or deeds of trust to this Lease. In the event that any ground or master lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord's successor in interest, Tenant shall attorn to and become the tenant of such successor. Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Tenant covenants and agrees to execute and deliver to Landlord within fifteen (15) days after receipt of written demand by Landlord and in the form reasonably required by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground or master lease or the lien of any such mortgage or deed of trust or Tenant's agreement to attorn. Should Tenant fail to sign and return any such documents within said fifteen (15) day period, Tenant shall be in default hereunder.

Notwithstanding the foregoing, as a condition to any subordination by Tenant, Landlord shall cause any lessor under a ground lease or the holder of any mortgage or security deed encumbering the Premises to provide Tenant with an agreement, in recordable form, stating that such lessor or holder, as the case may be, shall not disturb Tenant's occupancy of the Premises in the event of a foreclosure of such mortgage or security deed or a termination of such ground lease, provided there is not a breach or default under this Lease which is not cured within any applicable cure period, and stating such other matters as such lessor or holder may customarily require.

26.	Estoppel Certificate.

26.1.        Obligations. Within fifteen (15) days following Landlord's written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit "F" attached hereto, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee or purchasers. Any such estoppel certificate delivered pursuant to this Section 26.1 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Premises, as well as their assignees.

26.2.        Tenant's Failure to Deliver. Tenant's failure to deliver such estoppel certificate within such time shall constitute a default hereunder.

27.	Intentionally Deleted.

28.	Intentionally Omitted.

29.	Quiet Enjoyment.

Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant's part to be observed and performed under this Lease (including payment of rent hereunder), Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord.

30.	Transfer of Landlord's Interest.

The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee's interest in a ground lease of, the Premises. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance, provided that the transferee assumes the obligations of this Lease in writing.

31.	Limitation on Liability.

Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord and Tenant under this Lease (including any actual or alleged breach or default) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord, Tenant, or their respective members or partners, and no party shall seek recourse against the individual partners, directors, officers, members or shareholders of Landlord, Tenant, or their respective members or partners or any other persons or entities having any interest in Landlord or Tenant, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant's and its successors' and assigns' sole and exclusive remedy shall be against, Landlord's interest in the Premises, and no other assets of Landlord.

32.	Miscellaneous.

32.1.        Governing Law. This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Building is located

32.2.        Successors and Assigns. Subject to the provisions of Section 30 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

32.3.        No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant's interest under any or all such subleases.

32.4.        Professional Fees. If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers', accountants', attorneys' and other professional fees and court costs), shall be paid by the other party.

32.5.        Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms.

32.6.         Terms and Headings. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

32.7.        Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to "days" shall mean calendar days unless specifically modified herein to be "business" days.

32.8.        Prior Agreements; Amendments. This Lease (and the Exhibits and Riders attached hereto) contain all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

32.9.        Separability. The invalidity or unenforceability of any provision of this Lease (except for Tenant's obligation to pay Monthly Basic Rent) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

32.10.      Recording. Neither Landlord nor Tenant shall record this Lease. In addition, neither party shall record a short form memorandum of this Lease.

32.11.      Exhibits and Riders. All Exhibits and Riders attached to this Lease are hereby incorporated in this Lease as though set forth at length herein.

32.12.      Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

32.13.      Financial Statements. Upon ten (10) business days prior written request from Landlord (which Landlord may make at any time during the Term but no more often than once in any calendar year), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively).

32.14.      No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

32.15.      Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, acts of God, inability to procure services, labor, or materials or reasonable substitutes therefor, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at homes orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability), regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (herein collectively, “Force Majeure Events”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 32.15 shall not apply to nor operate to (a) excuse Tenant from the payment of Monthly Basic Rent, Operating Expenses, Real Property Taxes and Assessments, Insurance Costs, Utilities Costs, or any other payments, or any portions thereof, strictly in accordance with the terms of this Lease or (b) entitle either party to terminate this Lease, except as otherwise expressly permitted herein.

32.16.      Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

32.17.      Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord's relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

32.18.     Non-Discrimination. Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

33.	Lease Execution.

33.1.        Authority. If Landlord or Tenant is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of such party hereby represents and warrants that such party is a duly formed and existing entity qualified to do business in California and that such party has full right and authority to execute and deliver this Lease and that each person signing on behalf of such party is authorized to do so.

33.2.       Joint and Several Liability. If more than one person or entity executes this Lease as Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

33.3.        Waiver of Jury Trial. LANDLORD AND TENANT DESIRE AND INTEND THAT ANY DISPUTES ARISING BETWEEN THEM WITH RESPECT TO OR IN CONNECTION WITH THIS LEASE BE SUBJECT TO EXPEDITIOUS RESOLUTION IN A COURT TRIAL WITHOUT A JURY. CONSEQUENTLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS COMPLAINT IN ANY ACTION, PROCEEDING OR OTHER HEARING BROUGHT EITHER BY LANDLORD AGAINST TENANT, OR BY TENANT AGAINST LANDLORD, ON ANY MATTER WHATEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, ANY CLAIM OF INJURY OR DAMAGE, AND THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE AND REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT; PROVIDED, HOWEVER, THE FOREGOING WAIVER SHALL NOT APPLY TO ANY ACTION FOR PERSONAL INJURY OR PROPERTY DAMAGE. IF LANDLORD COMMENCES ANY SUMMARY OR OTHER PROCEEDING FOR NONPAYMENT OF RENT OR THE RECOVERY OF POSSESSION OF THE PREMISES, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING. THE FOREGOING SHALL NOT, HOWEVER, CONSTITUTE A WAIVER OF TENANT'S RIGHT TO ASSERT ANY CLAIM AGAINST LANDLORD IN ANY SEPARATE ACTION BROUGHT BY TENANT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH OF PARTIES HERETO AND EACH PARTY ACKNOWLEDGES TO THE OTHER THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON ITS RESPECTIVE BEHALF HAS MADE ANY REPRESENTATIONS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND HAVE ELECTED SAME OF THEIR OWN FREE WILL.

33.4.        No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

34.	California Accessibility Disclosure.

For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (A) any CASp inspection requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp reasonably approved by Landlord and without any testing that would damage the Premises or Project in any way, and (4) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (B) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (C) any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection shall be performed, and the cost paid for, by the party responsible therefor pursuant to this Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

TENANT:

ARMATA PHARMACEUTICALS, INC.,

a Washington corporation

By:	/s/ Brian Varnum

Print Name: Brian Varnum

Print Title: Chief Executive Officer

LANDLORD:

5005 MCCONNELL AVENUE, LLC,

a Delaware limited liability company

By:	/s/ Jeremy Rogers

Print Name: Jeremy Rogers

Print Title: President

EXTENSION OPTION RIDER

RIDER NO. 1 TO OFFICE LEASE

This Rider No. 1 is made and entered into by and between 5005 MCCONNELL AVENUE, LLC, a Delaware limited liability company ("Landlord"), and ARMATA PHARMACEUTICALS, INC., a Washington corporation ("Tenant"), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the "Lease" shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.            Landlord hereby grants to Tenant one (1) option (the "Extension Option") to extend the Term of the Lease, for an additional period of sixty (60) months (the "Option Term"), on the same terms, covenants and conditions as provided for in the Lease during the immediately preceding Term, except for the Monthly Basic Rent, which shall equal the greater of (a) the Monthly Basic Rent payable by Tenant during the last month of the then current Term immediately preceding the Option Term or (b) the "fair market rental rate" for the Premises for the Option Term as defined and determined in accordance with the provisions of Section 3 below.

2.            The Extension Option must be exercised, if at all, by written notice ("Extension Notice") delivered by Tenant to Landlord no later than that date which is twelve (12) months prior to the expiration of the Term of the Lease. The Extension Option shall, at Landlord's sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, Tenant has (a) committed an uncured event of default whose cure period has expired pursuant to Section 23 of the Lease, (b) assigned all or any portion of the Lease or its interest therein (except via a Permitted Transfer), or (c) sublet all or any portion of the Premises (except via a Permitted Transfer). Provided Tenant has properly and timely exercised the Extension Option, the Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Basic Rent shall be as set forth above.

3.            If Landlord determines that the Monthly Basic Rent for the Option Term shall be the Monthly Basic Rent payable by Tenant during the last month of the Term pursuant to Section 1(a) above, such determination shall be conclusive, Tenant shall have no right to object thereto, and the following provisions regarding the determination of the fair market rental rate shall not apply. If, however, Landlord determines that the Monthly Basic Rent for the Option Term shall be the fair market rental rate pursuant to Section 1(b) above, then such fair market rate shall be determined in accordance with the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2.

4.            Notwithstanding the fair market rental rate determined pursuant to Section 3 above, in no event shall the Monthly Basic Rent payable during the Option Term be less than the Monthly Basic Rent payable during the last month of the Term.

FAIR MARKET RENTAL RATE RIDER

RIDER NO. 2 TO OFFICE LEASE

This Rider No. 2 is made and entered into by and between 5005 MCCONNELL AVENUE, LLC, a Delaware limited liability company ("Landlord"), and ARMATA PHARMACEUTICALS, INC., a Washington corporation ("Tenant"), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the "Lease" shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.            The term "fair market rental rate" as used in the Lease and any Rider attached thereto shall mean the annual amount per square foot, projected during the Option Term, that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality office building located in the Westside submarket of the City of Los Angeles, California would accept, in an arm's length transaction, for space of comparable size, quality and ceiling height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges, creditworthiness of the tenant, and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than Monthly Basic Rent, such as tenant improvement allowance amounts, if any, rent concessions, operating expenses, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2.            In the event where a determination of fair market rental rate is required under the Lease, Landlord shall provide written notice of Landlord's determination of the fair market rental rate not later than ninety (90) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have ten (10) days ("Tenant's Review Period") after receipt of Landlord's notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant's Review Period shall conclusively be deemed Tenant's approval and acceptance thereof. If within Tenant's Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Section 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant's Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the "Outside Agreement Date"), each party's determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3.            (a) Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in Westside submarket of the City of Los Angeles, California. The determination of the appraisers shall be limited solely to the issue of whether Landlord's or Tenant's last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b)            The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)            The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord's or Tenant's submitted best and final fair market rental rate and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)            The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the Extension Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord's or Tenant's submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser's decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the Extension Option.

(e)            If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Los Angeles County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for either party.

(f)             The cost of each party's appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g)            If the process described hereinabove has not resulted in a selection of either Landlord's or Tenant's submitted best and final fair market rental rate by the commencement of the Option Term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Monthly Basic Rent or other amounts if the appraisers select Tenant's submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to the Lease confirming the terms of the decision.

INTENTIONALLY DELETED

RIDER NO. 3 TO OFFICE LEASE

INTENTIONALLY DELETED

RIDER NO. 4 TO OFFICE LEASE

OPTIONS IN GENERAL

RIDER NO. 5 TO OFFICE LEASE

This Rider No. 5 is made and entered into by and between 5005 MCCONNELL AVENUE, LLC, a Delaware limited liability company ("Landlord"), and ARMATA PHARMACEUTICALS, INC., a Washington corporation ("Tenant"), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the "Lease" shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

(a)            Definition. As used in this Lease and any Rider or Exhibit attached hereto, the word “Option” has the following meaning:

(i)            The Extension Option granted pursuant to Rider No. 1 herein.

(b)            Options Personal. Each Option granted to Tenant is personal to the original Tenant executing this Lease (or successor via Permitted Transfer) and may be exercised only by the original Tenant executing this Lease (or successor via Permitted Transfer) and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease (or successor via Permitted Transfer). The Options, if any, granted to Tenant under this Lease are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise.

(c)            Effect of Default on Options. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant's exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default of any monetary obligation or material non-monetary obligation under the terms of this Lease (beyond applicable notice and cure periods) as of Tenant's exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event, or (ii) Landlord has given Tenant two (2) or more notices of default, whether or not such defaults are subsequently cured, during any twelve (12) consecutive month period of this Lease.